Exhibit 99.1

HEALTHEXTRAS REPORTS FOURTH QUARTER AND YEAR END RESULTS

2006 Revenues Up 83% to $1.3 Billion

Fourth Quarter Net Income Up 94% Over Prior Year to $0.27 Per Diluted Share

ROCKVILLE, MD, February 26, 2007 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter Highlights

•	Net income for the fourth quarter 2006 was $11.3 million or $0.27 per diluted share, a 94% increase over comparable fourth quarter 2005 earnings of $5.8 million or $0.14 per share.

•	Revenues for the fourth quarter 2006 totaled $396.2 million, a 118% increase over fourth quarter 2005 revenues of $181.5 million

•	Over 9 million prescriptions were processed during the quarter.

2006 Highlights

•	Net income for 2006 was $31.6 million or $0.75 per diluted share. Net income was up 37% from $23.0 million in 2005 or $0.56 per diluted share.

•	Revenue for 2006 was $1.3 billion, a 83% increase over 2005 revenue of $694.5 million.

“We are pleased with the Company’s performance,” stated David T. Blair, Chief Executive Officer of HealthExtras. “The Company’s revenues and earnings have nearly doubled in the course of the last twelve months.”

“The significant achievement in 2006 was the successful sales and implementation of new business. During the year, the Company commenced pharmacy management services for Wellmark Blue Cross Blue Shield of Iowa, H.E.R.E.I.U. Welfare Funds, a multi-employer Taft-Hartley Fund, New Mexico Public School Insurance Authority and other employer groups which cumulatively represent over $800 million in annualized revenues. Our new business not only provides the Company with strong revenue and earnings growth but it gives us a presence in new markets which should greatly expand our sales opportunities in 2007 and beyond,” continued Blair.

“In addition to the significant new business added in 2006, we are pleased that the Company realized over 98% client retention last year,” added Blair. As previously announced, the State of Nevada intends to award Catalyst Rx, the Company’s pharmacy benefit management subsidiary, a new four year contract and the State of Louisiana intends to renew with Catalyst Rx for an additional three years.

2007 Financial Guidance

Based on business under contract, new sales commitments and industry trends, management expects 2007 net income to grow by approximately 40% over 2006. Net income for 2007 is projected to range between $42.5 million and $45.0 million, which is expected to yield diluted earnings per share of $1.00 to $1.06. Revenues in 2007 are projected to exceed $1.8 billion, a 40% increase over 2006.

As previously announced, the Company has been recommended by the State of Maryland Department of Budget and Management to administer a comprehensive pharmacy benefit program for more than 200,000 members and their dependants. The implementation date is contingent upon approval by The Maryland Board of Public Works. The Company continues to realize expenses related to securing this contract. The guidance above assumes the Company incurs related pre-operating and implementation costs in the first half of 2007 and the State of Maryland contract is implemented on or about July 1, 2007.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 58,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Michael P. Donovan, 301-548-2900

mdonovan@HealthExtras.com

Source: HealthExtras, Inc.

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HEALTHEXTRAS, Inc.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Revenue (excludes member co-payments of $142,809, $70,268, $476,983 and $279,238 for the three months and year ended December 31, 2006 and 2005, respectively)	$396,208	$181,475	$1,271,006	$694,519

Direct expenses (1)	366,448	163,835	1,176,877	627,194
Selling, general and administrative expenses (1)	12,380	9,376	46,414	32,501

Total operating expenses	378,828	173,211	1,223,291	659,695

Operating income	17,380	8,264	47,715	34,824
Interest and other income (expense), net	1,506	613	4,515	1,318

Income before minority interest and income taxes	18,886	8,877	52,230	36,142
Minority interest	129	—	248	—

Income before income taxes	18,757	8,877	51,982	36,142
Income tax expense	7,489	3,074	20,408	13,162

Net income	$11,268	$5,803	$31,574	$22,980

Net income per share, basic	$0.28	$0.15	$0.78	$0.59
Net income per share, diluted	$0.27	$0.14	$0.75	$0.56
Weighted average shares of common stock outstanding, basic	40,745	39,537	40,270	38,648
Weighted average shares of common stock outstanding, diluted	42,447	41,903	42,319	41,353

(1) – Certain reclassifications were made to prior year amounts to conform to current year presentation. Specifically, certain selling, general and administrative expenses, such as third-party commissions, client and member services costs, and information technology costs have been reclassified to direct expenses. Amounts reclassified from selling, general and administrative expense to direct expense were approximately $3.7 million and $13.9 million for the three months ended and year ended December 31, 2005, respectively. We believe this presentation better reflects the nature of these costs as being more indicative of the direct effort to manage and process our client revenue. These changes have no impact on our previously reported revenue, total operating expenses or operating income.

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